Exhibit 99.1

InnerWorkings, Inc. Announces Second Quarter 2007 Results
Record Net Income Reflects 122% Year-Over-Year Growth

Chicago, IL, August 8, 2007 — InnerWorkings, Inc. (Nasdaq: INWK), a leading provider of print procurement solutions to corporate clients in the United States, today reported record results for the three months ended June 30, 2007.

Quarterly Highlights:

•                  Revenue grew 92 percent versus the second quarter of 2006 to a record $67.3 million.

•                  Operating income rose 101 percent to $5.6 million, up from $2.8 million in the second quarter of 2006.

•                  Year-over-year enterprise revenue increased 51 percent to $42.9 million.

•                  During the quarter the Company added six new enterprise clients.

•                  The Company increased its sales force through the addition of nine new account executives during the quarter to bring its total to 170 as of June 30, 2007.

•                  Net income was $3.8 million, an increase of 122 percent from $1.7 million during the second quarter of 2006.

•                  Diluted earnings per share were $0.08, up from $0.04 in the second quarter of 2006.

Revenue for the Company’s second quarter was $67.3 million, an increase of 92 percent compared to revenue of $35.1 million in the second quarter of 2006. Operating income was $5.6 million, an increase of 101 percent from $2.8 million during the same quarter of 2006. Operating income was 8.3 percent of revenue during the second quarter, up from 7.9 percent during the same quarter of the prior year.

For the three months ended June 30, 2007, net income was $3.8 million, an increase of 122 percent from $1.7 million during the second quarter of 2006. For the quarter, diluted earnings per share were $0.08.

“We are very pleased with our record results achieved during the quarter. Our business model continues to attract and retain customers interested in our approach to outsourcing their print procurement and management,” stated Steve Zuccarini, Chief Executive Officer of InnerWorkings. “Our value proposition delivers cost savings for our customers and drives consistent financial performance and solid growth for our business.”

“An important aspect of our results is the ability to translate strong revenue growth to the bottom line. During the quarter we saw net income and operating income grow at stronger rates than the top line,” stated Nick Galassi, Chief Financial Officer of InnerWorkings. “Further, we’re continuing to see increased efficiencies, the results of which are shown in our ability to generate positive cash flow during the quarter.”

Additional second quarter 2007 financial and operational highlights include the following:

•                  For the second quarter of 2007, revenue from enterprise clients increased to 64 percent, with the remainder coming from transactional clients.

•                  The Company had a cash and marketable securities balance of $68.7 million as of June 30, 2007. This cash balance increased over $2 million sequentially from the first quarter of 2007.

•                  The Company’s balance sheet contained no debt as of June 30, 2007.

•                  There were no acquisitions completed during the quarter.

Outlook

The Company continues to anticipate revenue for fiscal year 2007 in the range of $260 million to $280 million with resulting net income and diluted earnings per share in the ranges of $16 million to $17 million and $0.30 to $0.33, respectively. The Company’s diluted earnings per share reflect the new capital structure as of its IPO and follow-on offering.

“Due to the exceptional efforts of the InnerWorkings’ team, we were able to carry through the strong momentum from our first quarter,” Zuccarini concluded. “Our multi-level growth strategy continues to be realized and we are proud of the track record we have created.”

Conference Call

A conference call will be broadcast live on Wednesday, August 8, 2007, at 4:30 p.m. Central Time (5:30 p.m. Eastern Time). The live webcast discussion, which will include a Q&A session, will be hosted by Steven E. Zuccarini, Chief Executive Officer, and Nicholas J. Galassi, Chief Financial Officer. Interested parties are invited to listen to the webcast by visiting the Investor section of InnerWorkings’ website at www.iwprint.com. A replay of the webcast will be available later that day in the same section of the website.

About InnerWorkings, Inc.

Chicago-based InnerWorkings, Inc. is a leading provider of print procurement solutions to corporate clients in the United States.  InnerWorkings creates a competitive bid process to procure, purchase and deliver printed products as part of a comprehensive outsourced enterprise solution and in individual transactions.  InnerWorkings procures printed products for clients across a wide range of industries, such as advertising, consumer products, publishing and retail. For more information on InnerWorkings, visit: www.iwprint.com.

Forward-Looking Statements

This release contains statements relating to future results.  These statements are forward-looking statements under the federal securities laws.  We can give no assurance that any future results discussed in these statements will be achieved.  Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date.  These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release.  For a discussion of important factors that could affect our actual results, please refer to the Form 10-K, including the “Risk Factors” section, we filed with the SEC.

(inwk-e)

FOR FURTHER INFORMATION:

InnerWorkings, Inc.
Mark Desky, 312-604-5470
mdesky@iwprint.com

Consolidated Statements of Income (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2006	2007	2006	2007

Revenue	$35,142,394	$67,306,816	$57,576,910	$126,242,975
Cost of goods sold	28,065,910	50,081,240	45,988,234	94,611,342
Gross profit	7,076,484	17,225,576	11,588,676	31,631,633
Operating expenses:
Selling, general, and administrative expenses	4,104,906	11,145,864	7,105,385	21,324,195
Depreciation and amortization	187,012	495,289	333,893	939,118
Income from operations	2,784,566	5,584,423	4,149,398	9,368,320
Total other income	45,708	690,166	90,455	1,242,856
Income before taxes	2,830,274	6,274,589	4,239,853	10,611,176
Income tax expense	1,110,835	2,453,297	1,694,102	4,128,153
Net income	1,719,439	3,821,292	2,545,751	6,483,023
Dividends on preferred shares	(557,500)	—	(1,115,000)	—
Net income applicable to common shareholders	$1,161,939	$3,821,292	$1,430,751	$6,483,023

Basic earnings per share	$0.05	$0.08	$0.06	$0.14
Diluted earnings per share	$0.04	$0.08	$0.04	$0.13

Weighted average shares outstanding, basic	24,716,784	47,586,708	24,716,784	47,085,194
Weighted average shares outstanding; diluted	28,119,838	50,094,356	35,025,193	49,691,946

Consolidated Balance Sheet

	December 31,	June 30,
	2006	2007
		(Unaudited)
Assets
Cash and cash equivalents	$20,612,944	$54,831,508
Marketable securities	9,979,755	13,824,912
Accounts receivable, net of allowance for doubtful accounts	44,990,964	50,876,038
Unbilled revenue	4,691,546	10,775,997
Inventories	2,080,257	2,410,705
Prepaid expenses	5,538,998	4,309,529
Other current assets	1,644,323	1,720,180
Total long-term assets	23,971,117	29,085,627
Total assets	$113,509,904	$167,834,496
Accounts payable-trade	$24,016,249	$27,328,845
Other current liabilities	7,817,456	10,907,673
Total long-term liabilities	221,685	182,945
Total stockholders’ equity	81,454,514	129,415,033
Total liabilities and stockholders’ equity	$113,509,904	$167,834,496

	Six Months Ended
	June 30,
	2006	2007
Cash Flow Data (Unaudited)
Net cash provided by (used in) operating activities	(4,676,139)	4,480,532

Net cash used in investing activities	(3,643,126)	(10,945,764)

Net cash provided by financing activities	7,519,720	40,683,796

Increase (decrease) in cash and cash equivalents	(799,545)	34,218,564

Cash and cash equivalents, beginning of period	2,962,740	20,612,944

Cash and cash equivalents, end of period	$2,163,195	$54,831,508